Exhibit 99.1

NuStar GP Holdings, LLC Reports Earnings for the First Quarter of 2016
Quarterly Distribution Remains at $0.545 per Unit Marking 39 Consecutive Quarters of Uninterrupted
Distributions Since Inception

SAN ANTONIO, April 27, 2016 - NuStar GP Holdings, LLC (NYSE: NSH) today announced first quarter 2016 net income of $16.7 million, or $0.39 per unit. Distributable cash flow (DCF) available to unitholders for the first quarter of 2016 was $23.1 million, or $0.54 per unit.

With respect to the quarterly distribution to unitholders for the first quarter of 2016, NuStar GP Holdings, LLC announced that its board of directors has declared a distribution of $0.545 per unit - marking 39 consecutive quarters of uninterrupted distributions over nearly 10 years. The first quarter 2016 distribution will be paid on May 17, 2016 to holders of record as of May 9, 2016.

“NuStar GP Holdings, LLC’s quarterly distribution remains at $0.545 per unit due to the continued strength of NuStar Energy L.P.’s diverse asset base,” said Brad Barron, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC.

A conference call with management is scheduled for 8:30 a.m. CT today, April 27, 2016, to discuss the financial results for the first quarter of 2016. Investors interested in listening to the presentation may call 877/702-5019, passcode 84039576. International callers may access the presentation by dialing 443/863-7314, passcode 84039576. The company intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 84039576. International callers may access the playback by calling 404/537-3406, passcode 84039576. The playback will be available until 10:59 p.m. CT on May 27, 2016.

Investors interested in listening to the live presentation or a replay via the internet may access the presentation directly by clicking here or by logging on to NuStar GP Holdings, LLC’s Web site at www.nustargpholdings.com.

The presentation will disclose certain non-GAAP financial measures. Reconciliations of certain of these non-GAAP financial measures to U.S. GAAP may be found in this press release, with additional reconciliations located on the Financials page of the Investors section of NuStar GP Holdings, LLC’s Web site at www.nustargpholdings.com.

NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, an approximate 13 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest independent liquids terminal and pipeline operators in the nation. NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, and the United Kingdom. For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargpholdings.com.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar GP Holdings, LLC’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar GP Holdings, LLC’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar GP Holdings, LLC, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events, such as the future performance of NuStar Energy L.P. and NuStar GP Holdings, LLC. All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company. These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s and NuStar GP Holdings, LLC’s 2015 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.  Actual results may differ materially from those described in the forward-looking statements.

NuStar GP Holdings, LLC and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended March 31,
	2016	2015
Statement of Income Data:
Equity in earnings of NuStar Energy L.P.	$17,015	$27,522

General and administrative expenses	(832)	(951)
Other income, net	613	462
Interest expense, net	(246)	(213)

Income before income tax benefit (expense)	16,550	26,820
Income tax benefit (expense)	126	(15)
Net income	$16,676	$26,805

Basic and diluted net income per unit	$0.39	$0.62

Equity in Earnings of NuStar Energy L.P.:
General partner interest	$932	$2,342
General partner incentive distribution	10,805	10,805
General partner’s interest in earnings and incentive distributions of NuStar Energy L.P.	11,737	13,147
Limited partner interest in earnings of NuStar Energy L.P.	5,999	15,096
Amortization of step-up in basis related to NuStar Energy L.P.’s assets and liabilities	(721)	(721)
Equity in earnings of NuStar Energy L.P.	$17,015	$27,522

Distributable Cash Flow (Note 1):
Cash distributions from NuStar Energy L.P. associated with:
General partner interest	$1,961	$1,961
General partner incentive distribution	10,805	10,805
Limited partner interest – common units	11,144	11,316
Total cash distributions expected from NuStar Energy L.P.	23,910	24,082
Adjustments:
General and administrative expenses	(832)	(951)
Income tax benefit (expense)	126	(15)
Interest expense, net	(246)	(213)
Unit-based compensation	114	—
DCF	$23,072	$22,903

Weighted average number of common units outstanding	42,930,549	42,913,277

DCF per unit (Note 1)	$0.54	$0.53

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC:
Distribution per unit	$0.545	$0.545

Total distribution	$23,397	$23,388

NuStar GP Holdings, LLC and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit Data)
Notes:

(1)
NuStar GP Holdings, LLC utilizes financial measures, such as distributable cash flow (DCF), which are not defined in U.S. generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare company performance. In addition, management believes that these financial measures provide investors an enhanced perspective of the performance of the company’s assets and/or the cash the business is generating. None of these financial measures are intended to represent cash flows from operations, nor are they presented as an alternative to net income. They should not be considered in isolation or as a substitute for a measure of performance in accordance with U.S. generally accepted accounting principles.

The following is a reconciliation of net income to DCF and net cash provided by operating activities:

	Three Months Ended March 31,
	2016	2015
Net income	$16,676	$26,805
Less equity in earnings of NuStar Energy L.P.	(17,015)	(27,522)
Plus cash distributions expected from NuStar Energy L.P.	23,910	24,082
Other non-cash items	(499)	(462)
DCF	23,072	22,903
Less cash distributions expected from NuStar Energy L.P.	(23,910)	(24,082)
Distributions of equity in earnings of NuStar Energy L.P.	17,015	23,968
Net effect of changes in operating accounts	(1,794)	(394)
Net cash provided by operating activities	$14,383	$22,395